PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS FOURTH QUARTER 2020 RESULTS

DALLAS, TEXAS …March 3, 2021 …CompX International Inc. (NYSE American: CIX) announced today sales of $30.0 million for the fourth quarter of 2020 compared to $29.6 million in the same period of 2019. Operating income was $2.3 million in the fourth quarter of 2020 compared to $3.5 million in the same period of 2019. Net income was $2.3 million, or $0.17 per diluted share, for the fourth quarter of 2020 compared to $3.2 million, or $0.26 per diluted share, in the same period of 2019.

Net sales for the year ended December 31, 2020 were $114.5 million compared to $124.2 million in the previous year. Operating income was $11.8 million for the year ended December 31, 2020 compared to $17.7 million for 2019. Net income for the year ended December 31, 2020 was $10.3 million, or $0.83 per diluted share, compared to $16.0 million, or $1.29 per diluted share, for the year ended December 31, 2019.
Net sales increased in the fourth quarter of 2020 compared to the same period in 2019 as lower Security Products sales were more than offset by increased Marine Components sales, with the towboat market representing most of the increase in marine sales. Operating income decreased for the fourth quarter of 2020 compared to the fourth quarter of 2019 as the improvement in Marine Components operating income was offset by the decline of Security Products operating income.  Security Products operating income for the period declined primarily due to the higher cost of sales noted below, as well as increased medical costs.
Net sales decreased for the full year of 2020 compared to the full year of 2019 due to lower Security Products sales primarily resulting from customer disruptions caused by the COVID-19 pandemic, somewhat offset by higher Marine Components sales. Operating income for the full year of 2020 compared to the same period in 2019 was negatively impacted by higher fixed cost per unit of production as the result of lower production volumes in the second and third quarters which increased the cost of inventory produced in these quarters and sold in the second half of 2020. Additionally, operating income for the full year of 2020 compared to prior year was negatively impacted by increased employer paid medical costs unrelated to the pandemic. In the second half of 2020, our sales began to recover from the historically low levels we experienced during the second quarter, with sales steadily improving for the remainder of the year. In the second half of the year, our manufacturing operations returned to more normal production rates as demand from our customers began to return, although Security Products operations did not recover to pre-pandemic levels. The extent of the impact of the COVID-19 pandemic on our future operations will depend on the time period and degree to which the COVID-19 pandemic persists in the economy, including the timing and extent to which our customers’ operations continue to be impacted, our customers’ perception as to when consumer demand for their products will return to pre-pandemic levels and on any future disruptions in our operations or our suppliers’ operations, all of which are difficult to predict.

CompX is a leading manufacturer of security products and recreational marine components. It operates from three locations in the U.S. and employs approximately 513 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future demand for our products,
•
Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new products and product features,
•	Future litigation,
•	Our ability to protect or defend our intellectual property rights,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),

•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform,
•	The impact of current or future government regulations (including employee healthcare benefit related regulations),
•
General global economic and political conditions that disrupt or introduce instability into our supply chain, impact our customers’ level of demand or our customers’ perception regarding demand or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19),

•
Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19); and

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

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COMPX INTERNATIONAL INC.
SUMMARY CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2020	2019	2020
	(Unaudited)

Net sales	$29.6	$30.0	$124.2	$114.5
Cost of sales	20.7	22.3	85.2	81.7
Gross margin	8.9	7.7	39.0	32.8
Selling, general and administrative expense	5.4	5.4	21.3	21.0
Operating income	3.5	2.3	17.7	11.8
Interest income	0.7	0.4	3.2	1.7
Income before taxes	4.2	2.7	20.9	13.5
Provision for income taxes	1.0	0.4	4.9	3.2
Net income	$3.2	$2.3	$16.0	$10.3

Basic and diluted net income
per common share	$0.26	$0.17	$1.29	$0.83

Weighted average diluted common
shares outstanding	12.4	12.5	12.4	12.4